Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 24, 2023, relating to the financial statements and financial highlights of Frontier MFG Global Equity Fund, Frontier MFG Global Sustainable Fund, Frontier MFG Core Infrastructure Fund, and Frontier HyperiUS Global Equity Fund, each a series of Frontier Funds, Inc., for the year ended June 30, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Prospectuses and Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

October 26, 2023